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                                                                      EXHIBIT 12

                               ABBOTT LABORATORIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (Unaudited)

                       (Millions of Dollars Except Ratios)


                                                            Year Ended December 31
                                                  ------------------------------------------
                                                   1995     1994     1993     1992     1991
                                                  ------   ------   ------   ------   ------
Net Earnings................................      $1,689   $1,517   $1,399   $1,239   $1,089


Add (deduct):

Income Taxes................................         706      650      544      500      456

Capitalized interest cost, net of
  amortization..............................          (7)      (7)      (6)     (14)     (10)

Equity in earnings of 20%-49% owned
  companies, less dividends received........           2      ...       (1)     ...       (9)

Minority interest...........................          18       12       13        7        3
                                                  ------   ------   ------   ------   ------

Net earnings as adjusted....................      $2,408   $2,172   $1,949   $1,732   $1,529
                                                  ------   ------   ------   ------   ------


Fixed Charges:

Interest on long-term and
  short-term debt...........................      $   70   $   50   $   54   $   53   $   64

Capitalized interest cost...................          19       18       16       24       18

Rental expense representative of an
  interest factor...........................          26       26       26       25       20
                                                  ------   ------   ------   ------   ------

Total Fixed Charges.........................         115       94       96      102      102
                                                  ------   ------   ------   ------   ------


Total adjusted earnings available for
  payment of fixed charges..................      $2,523   $2,266   $2,045   $1,834   $1,631
                                                  ------   ------   ------   ------   ------
                                                  ------   ------   ------   ------   ------

Ratio of earnings to fixed charges..........        21.9     24.1     21.3     18.0     16.0
                                                  ------   ------   ------   ------   ------
                                                  ------   ------   ------   ------   ------
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NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense;
capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.